Exhibit 4.12

CONVERSION RIGHT ASSUMPTION AGREEMENT

Assignment and Assumption Agreement (this “Agreement”) among FREMANTLEMEDIA ENTERPRISES LTD. (“Fremantle”), PEACE ARCH ENTERTAINMENT GROUP INC. (“PAE”), PEACE ARCH PROJECT DEVELOPMENT CORP. (“PAPDC”), CPC COMMUNICATIONS INC. ("CPC"), and GREENLIGHT FILM & TELEVISION INC. (“GFT" together with Fremantle, PAE, and PAPDC (each as defined herein), the “Parties”).

WHEREAS:

A.

            Fremantle, GFT and PAE entered into a term sheet (the “Term Sheet”) dated December 17, 2002, and pursuant to such Term Sheet, Fremantle, PAE, First Wave Productions Inc., GFT and the Production Companies (as defined in the Debt Repayment Agreement) entered into a Debt Repayment Agreement dated as of January 30, 2003 (the “Debt Repayment Agreement”);

B.

            Pursuant to the Debt Repayment Agreement, PAE issued in favour of Fremantle a Conversion Rights Certificate (the “Conversion Rights Certificate”) dated January 30, 2003 by which PAE gives the right to Fremantle to convert certain of the Debt into shares of PAE;

C.

            Fremantle, PAE, PAPDC, GFT, Peace Arch Project Development Corp., First Wave Productions Inc., and certain Production Companies set out therein entered into an assignment and assumption agreement (the “Debt Assumption Agreement”) with effect as of August 22, 2003, and in support thereof PAE issued certain non-recourse guarantees (collectively, the "Guarantee") in favour of Fremantle;

D.

            Except as expressly provided herein, PAPDC has agreed to assume any and all indebtedness, obligations and liabilities of any nature or kind of PAE to Fremantle as of the date hereof, whether under the Debt Repayment Agreement, the Conversion Rights Certificate, or the Guarantee,  (collectively the "PAE Obligations"), and Fremantle has agreed to accept PAPDC as obligor in place of and instead of PAE in respect of the PAE Obligations and to release PAE from the PAE Obligations;

E.

            The parties have agreed that there shall be excluded from the PAE Obligations and the operation of this agreement: the Sales Agency Agreement dated August 1, 2003 between PAE, PAPDC (for itself and its subsidiaries) and Renegade Motion Picture Corporation, and any rights or obligations of PAE with respect thereto now existing or hereafter arising; and any liability of obligation of PAE with respect to any matter or thing accrued or arising prior to the date hereof under or in respect of the Debt Repayment Agreement, including without limitation any obligation to account with respect to its activities in connection with the Pre-Existing Peace Arch Business;

F.

            The authorized capital of PAE previously included Class B Subordinate Voting Shares, but PAE has amended its charter to reclassify them as Common Shares, so that   in this agreement the term "Shares" means Common Shares of PAE

G.

            The Parties wish to set out the terms of their agreement;

NOW THEREFORE THIS AGREEMENT WITNESSETH that, in consideration of the foregoing premises, the further advance of the said credit facilities, the sum of $10.00 in lawful money of Canada now paid by each party to the others and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the Parties), the Parties hereby agree as follows:

Section 1.

Definitions.  All terms not otherwise defined herein and defined in the Debt Repayment Agreement as amended and supplemented by the Debt Assumption Agreement shall have the same meaning herein as in the Debt Repayment Agreement as so amended and supplemented.

Section 2.

Covenants Fremantle shall receive, all in form and substance satisfactory to it:

(a)

certified copies of any documentation in respect of the transactions contemplated hereby evidencing the steps in respect thereof, as are requested by it;

(b)

a legal opinion in respect of the valid existence, due authorization, execution and delivery, corporate power and authority and enforceability in respect of the agreements evidencing these transactions and the parties thereto;

(c)

a legal opinion in respect of the valid existence, due authorization, execution and delivery, corporate power and authority in respect of this Agreement, the Escrow Agreement as defined below, the Guarantee as defined below, and all parties other than Fremantle;

(d)

an escrow agreement ("Escrow Agreement"), a share pledge agreement (the "Pledge Agreement"), and a Guarantee from PAPDC (the "PAPDC Guarantee"), each in form and substance  considered by Fremantle necessary or desirable to preserve, protect or perfect Fremantle’s rights with respect to the Shares and such agreement and any security constituted thereby shall be in form and substance satisfactory to it and filed, tendered for filing or registration or registered in all jurisdictions and public offices considered necessary or desirable by it;

(e)

such other documents, agreements, certificates and opinions in respect of the transactions contemplated herein as may be reasonably requested by it, all in form and substance satisfactory to it.

Section 3.

Assignment and Assumption. PAE hereby absolutely and unconditionally assigns, transfers and conveys to PAPDC, and PAPDC hereby assumes all of the PAE Obligations in place of and instead of PAE for all purposes, on and subject to the terms hereof. Notwithstanding the foregoing, PAE shall continue to be bound in favour of Fremantle by the obligations imposed upon PAE pursuant to Section 5 of the Conversion Right Certificate. For greater certainty, PAPDC hereby agrees upon execution hereof to issue a Conversion Right Certificate to Fremantle in the form delivered herewith, in substitution for the Conversion Right Certificate issued by PAE subject to the other terms hereof.

Section 4.

Share Issuance  In consideration for the assumption provided for above, PAE hereby agrees to issue to PAPDC 3,153,814 Shares of PAE (the "Issued Shares") as fully paid and non-assessable shares in the capital of the PAE.

Section 5.

Securities Act Registration PAE agrees to  include the Issued Shares in any filing to register shares in the capital of PAE under the United States Securities and Exchange Act of 1933 with the intent that the Issued Shares shall be so-called 'free-trading' shares in the United States of America as at such time that Fremantle becomes entitled to receive the Exercised Shares. PAE also agrees to apply to list the Issued Shares on the Toronto Stock Exchange and on the American Exchange. PAE agrees to pursue such filings and applications on a diligent and best efforts basis, but PAE shall have no obligation or liability for failure to effect such registration due to the operation of any applicable law, regulation, policy, or ruling of any stock exchange or any securities regulatory or other governmental agency. PAE represents and warrants that it is currently preparing such a filing and is unaware of any such impediment.

Section 6.

Pledge and Escrow The parties record that 3,153,814 of the Issued Shares shall be pledged to Fremantle under the terms of the Share Pledge Agreement and held under the terms of the Escrow Agreement in order to ensure the protection of the rights of Fremantle thereto. The parties record their agreement that Fremantle will select an Escrow Agent satisfactory to it for the purposes of the Escrow Agreement, such person to be acceptable to PAPDC and PAE acting reasonably,  and that pending such final selection Richard Watson shall serve as Escrow Agent on an interim basis.

Section 7.

Management Obligations The parties refer to the continuing obligations of PAE and/or GFT with respect to the Pre-Existing Peace Arch Business set forth in sections 8 and 9 of the Term Sheet and under section 2 of the Debt Repayment Agreement (the "Management Obligations"). From and after the date hereof, each of CPC and PAPDC agree to be bound by and observe the terms of the Term Sheet and the Debt Repayment Agreement which arise from and after the date hereof, insofar as they are applicable to GFT or PAE, in each case as if they were a party thereto along with GFT and PAE.

Section 8.

Release Fremantle hereby absolutely and unconditionally releases and discharges PAE of and from the PAE Obligations and the Management Obligations. This shall not affect or release any other obligor to Fremantle, whether as primary obligor, joint obligor, guarantor, issuer of security or otherwise, whether under the Debt Repayment Agreement or under any other documents related thereto; nor shall this apply to the obligations imposed upon PAE pursuant to Section 5 of the Conversion Right Certificate.

Section 9.

Consent.  Fremantle hereby consents to the terms hereof.

Section 10.

Continuing Obligations.  The Parties acknowledge that save as otherwise indicated herein, the Debt Repayment Agreement, the Conversion Right Certificate, and the Guarantee shall continue unamended and remain in full force and effect and except as amended and supplemented by this Agreement and the other documents related thereto are in all respects confirmed, ratified and preserved.

Section 11.

Further Assurances.  Each of CPC, GFT and PAPDC shall, and shall cause each of its subsidiaries (if any) to, at all times hereafter at the reasonable request of Fremantle execute and deliver to Fremantle all such further documents and instruments and shall do and perform such acts as may be necessary or desirable to give full effect to the intent and meaning of this Agreement including without limitation, all such further documents, certificates and instruments as considered necessary or desirable by Fremantle to preserve, protect or perfect the rights and the security referred to herein or provided pursuant hereto and each such party acknowledges and agrees that a default hereunder or under any document delivered to Fremantle in a connection herewith shall constitute an Event of Default under the Debt Repayment Agreement.

Section 12.

Successors and Assigns.  This Agreement shall be binding upon and enure to the benefit of each of the parties and their respective successors and permitted assigns.

Section 13.

Severability.  The provisions of this Agreement are intended to be severable.  If any provision hereof is held to be invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

Section 14.

Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and Canada applicable therein and shall be treated in all respects as a British Columbia contract.

Section 15.

Counterparts.  This Agreement may be executed in counterparts and by different Parties in separate counterparts, each of which when so executed shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF the Parties hereto have each duly executed this Agreement and affixed its corporate seal (if any) under the hands of its proper officers duly authorized for the purpose thereof on May 31, 2004.

FREMANTLEMEDIA ENTERPRISES LTD. Per: /S Sarah Tipay Authorized Signing Officer	PEACE ARCH ENTERTAINMENT GROUP INC. Per: /S/ Mara Di Pasquale Authorized Signing Officer
CPC COMMUNICATIONS INC. Per: /S/ Gary Howsam Authorized Signing Officer	GREENLIGHT FILM & TELEVISION INC. Per: /S/ Gary Howsam Authorized Signing Officer
PEACE ARCH PROJECT DEVELOPMENT CORP. Per: /S/ John Curtis Authorized Signing Officer

SCHEDULE A

PRODUCTION COMPANIES

Animal Miracles Productions Inc.

Citizen Productions Inc.

D.M.G. Too Productions Inc.

Dead Man’s Gun Productions Inc.

Diva Productions Inc.

First Wave Productions Inc.

Harm’s Way Productions Inc.

Immortal Productions Inc.

Mall World Productions Inc.

Prisoner of Zenda Productions Inc.

Ronnie and Julie Productions Inc.

Corpus Productions Inc.

SCHEDULE B

ADDITIONAL PRODUCTION COMPANIES

The Eyes Multimedia Productions Inc.

Peace Arch Music Publishing

Peace Arch Productions Inc.

Cake Night Productions Inc.

Passage Productions Inc.

Whistler Stories Productions Inc.

Corbeau Productions Inc.

Heroines Productions Inc.

Baby Pinsky Productions Inc.

Island of Whales Productions

Outside Chance Productions Inc.

1730 Holdings Ltd.

Fantasy Lands Productions Inc.

Animal Miracles (Series III) Productions Inc.

Annie O Productions Inc.

Sausage Productions Inc.

Robin Eh? Productions, Inc.